EXHIBIT 8.1

LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2010:

Subsidiaries	Country of Incorporation
Inversiones Ganaderas S.A.	Argentina

Agropecuaria Anta S.A. (f/k/a Agropecuaria Cervera S.A.)	Argentina

Cactus Argentina S.A.	Argentina

Agro- Uranga S.A.	Argentina

Futuros y Opciones.Com S.A.	Argentina

IRSA Inversiones y Representaciones Sociedad Anónima	Argentina

BrasilAgro Companhia Brasileira de Propiedades Agrícolas	Brasil

Exportaciones Agroindustriales Argentinas S.A.	Argentina

Agrology S.A.	Argentina

FyO Trading S.A.	Argentina